Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock

Baton Rouge, LA – May 28, 2020 - Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly dividend of $0.50 per share payable on June 30, 2020, to stockholders of record of Lamar’s Class A common stock and Class B common stock on June 22, 2020.

“While customer activity has picked up, as we noted when we reported first-quarter results, the trajectory of our business through the remainder of 2020 remains difficult to predict,” Lamar chief executive Sean Reilly said. “Given that uncertainty, the board concluded that adjusting the dividend for the second quarter is the prudent course of action. We plan to evaluate our dividend plans on a quarterly basis, giving consideration to our liquidity, our leverage and the operating environment that we foresee. We fully intend to honor our obligation as a REIT to pay out at least 90% of our full-year taxable income. ”

Lamar previously paid a dividend of $1.00 per share on March 31, 2020.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with over 390,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with over 3,600 displays.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com